                                                                       EXHIBIT 4

                          TRANSCANADA PIPELINES LIMITED
       SIGNIFICANT DIFFERENCES BETWEEN CANADIAN AND U.S. GAAP (UNAUDITED)

NET INCOME RECONCILIATION

NINE MONTHS ENDED SEPTEMBER 30 (MILLIONS OF DOLLARS)                                            2003         2002
-------------------------------------------------------------------------------------     -----------  -----------
Net income from continuing operations in accordance with Canadian GAAP                           651          610
U.S. GAAP adjustments
   Preferred securities charges(1)                                                               (41)         (43)
   Tax impact of preferred securities charges                                                     15           17
   Unrealized (loss)/gain on foreign exchange and interest rate derivatives(2)                    (6)          31
   Tax impact of (loss)/gain on foreign exchange and interest rate derivatives                     2          (12)
   Unrealized gain/(loss) on energy trading contracts(3)                                          14          (14)
   Tax impact of unrealized gain/(loss) on energy trading contracts                               (5)           6
   Equity loss(2)(4)                                                                             (12)           -
   Tax impact of equity loss                                                                       4            -
                                                                                          -----------  -----------
Income from continuing operations in accordance with U.S. GAAP                                   622          595
Net income from discontinued operations in accordance with U.S. GAAP                              50            -
                                                                                          -----------  -----------
Income before cumulative effect of the application of EITF 02-3 in accordance with
   U.S. GAAP                                                                                     672          595
Cumulative effect of the application of EITF 02-3, net of tax(3)                                 (13)           -
                                                                                          -----------  -----------
Net income in accordance with U.S. GAAP                                                          659          595
                                                                                          ===========  ===========

(1) Under U.S. GAAP, the financial charges related to preferred securities are recognized as an expense, rather than dividends.

(2) Under the provisions of Statement of Financial Accounting Standards (SFAS) No. 133 "Accounting for Derivatives and Hedging Activities", all derivatives are recognized as assets and liabilities on the balance sheet and measured at fair value. For derivatives designated as fair value hedges, changes in the fair value are recognized in earnings together with an equal or lesser amount of changes in the fair value of the hedged item attributable to the hedged risk. For derivatives designated as cash flow hedges, changes in the fair value of the derivatives that are effective in offsetting the hedged risk are recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of the change in fair value is recognized in earnings each period.

(3) Under U.S. GAAP, energy trading contracts are measured at fair value determined as at the balance sheet date. In 2002, TransCanada PipeLines Limited (TCPL or the Company) adopted the transitional provisions of FASB Emerging Issues Task Force (EITF) 02-3, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities" whereby the Company is netting all revenues and expenses related to derivative energy trading contracts. This accounting change was applied retroactively with reclassification of prior periods. Effective January 1, 2003, the Company fully adopted EITF 02-3. Certain of the energy trading derivatives are accounted for as hedges under Canadian GAAP but not under U.S. GAAP. These derivatives as well as other derivatives held for trading purposes are measured at fair value and accounted for under the provisions of SFAS No.
     133. The Company's energy trading contracts that are not derivatives are not subject to mark-to-market accounting. This accounting change was effected through a cumulative adjustment in the current period income with no restatement of prior periods.

(4) Under Canadian GAAP, pre-operating costs incurred during the commissioning phase of a new project are deferred until commercial production levels are achieved. After such time, those costs are amortized over the estimated life of the project. Under U.S. GAAP, such costs are expensed as incurred. Certain start-up costs incurred by Bruce Power L.P. (an equity investment) are required to be expensed under U.S. GAAP.

CONDENSED STATEMENT OF CONSOLIDATED INCOME IN ACCORDANCE WITH U.S. GAAP (6)

NINE MONTHS ENDED SEPTEMBER 30 (MILLIONS OF DOLLARS)                                            2003         2002
-------------------------------------------------------------------------------------     -----------   -----------
Revenues(3)                                                                                    3,692         3,475
                                                                                          -----------   -----------
Cost of sales(3)                                                                                 465           402
Other costs and expenses                                                                       1,239         1,122
Depreciation                                                                                     610           544
                                                                                          -----------   -----------
                                                                                               2,314         2,068
                                                                                          -----------   -----------
Operating income                                                                               1,378         1,407
Other (income)/expenses
   Equity income(2)(4)(6)                                                                       (285)         (199)
   Other expenses(1)(2)(5)                                                                       630           633
   Income taxes                                                                                  411           378
                                                                                          -----------   -----------
                                                                                                 756           812
                                                                                          -----------   -----------
Income from continuing operations in accordance with U.S. GAAP                                   622           595
Net income from discontinued operations in accordance with U.S. GAAP                              50             -
                                                                                          -----------   -----------
Income before cumulative effect of the application of EITF 02-3 in accordance
   with U.S. GAAP                                                                                672           595
Cumulative effect of the application of EITF 02-3, net of tax(3)                                 (13)            -
                                                                                          -----------   -----------
Net income in accordance with U.S. GAAP                                                          659           595
                                                                                          ===========   ===========

COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP

NINE MONTHS ENDED SEPTEMBER 30 (MILLIONS OF DOLLARS)                                            2003          2002
-------------------------------------------------------------------------------------     -----------   -----------
Net income in accordance with U.S. GAAP                                                          659           595
Adjustments affecting comprehensive income under U.S. GAAP
   Additional minimum liability for employee future benefits
      (SFAS No. 87)(12)                                                                           14             -
   Tax impact of additional minimum liability for employee future benefits                        (5)            -
   Unrealized gain/(loss) on derivatives(2)                                                       17            (4)
   Tax impact of gain/(loss) on derivatives                                                       (3)            -
   Foreign currency translation adjustment                                                       (43)            1
                                                                                          -----------   -----------
Comprehensive income in accordance with U.S. GAAP                                                639           592
                                                                                          ===========   ===========

CONDENSED BALANCE SHEET IN ACCORDANCE WITH U.S. GAAP (6)

                                                                                         SEPTEMBER 30,   December 31,
(MILLIONS OF DOLLARS)                                                                        2003           2002
-------------------------------------------------------------------------------------    ------------    ------------
Current assets                                                                                 1,008           1,074
Long-term energy trading assets(3)                                                                 -             218
Long-term investments(4) (7)                                                                   1,838           1,629
Plant, property and equipment(8)                                                              15,370          14,992
Regulatory asset(9)                                                                            2,659           2,578
Other assets(2)                                                                                1,291             893
                                                                                         ------------    ------------
                                                                                              22,166          21,384
                                                                                         ============    ============

Current liabilities(10)                                                                        2,076           1,918
Provision for loss on discontinued operations                                                    169             234
Long-term energy trading liabilities(3)                                                            -              41
Deferred amounts(7)(8)                                                                           640             593
Long-term debt(2)                                                                              9,314           8,963
Deferred income taxes(9)                                                                       2,989           2,692
Preferred securities(11)                                                                         694             694
Trust originated preferred securities                                                              -             218
Shareholders' equity                                                                           6,284           6,031
                                                                                         ------------    ------------
                                                                                              22,166          21,384
                                                                                         ============    ============

STATEMENT OF OTHER COMPREHENSIVE INCOME IN ACCORDANCE WITH U.S. GAAP

                                                                              Minimum
                                                            Cumulative        Pension       Cash Flow
                                                            Translation      Liability        Hedges
 (MILLIONS OF DOLLARS)                                        Account      (SFAS No. 87)   (SFAS No. 133)    Total
 ------------------------------------------------------   -------------    -------------   --------------    -----
 Balance at January 1, 2002                                         13              (56)              (9)     (52)

 Unrealized loss on derivatives, net of tax(2)                       -                -               (4)      (4)
 Foreign currency translation adjustment                             1                -                -        1
                                                          -------------    -------------   --------------    -----
 Balance at September 30, 2002                                      14              (56)             (13)     (55)
 Changes during the period September 30 to
    December 31, 2002(12)                                            -              (40)               -      (40)
                                                          -------------    -------------   --------------    -----
 Balance at December 31, 2002                                       14              (96)             (13)     (95)

 ADDITIONAL MINIMUM LIABILITY FOR EMPLOYEE FUTURE
    BENEFITS, NET OF TAX(12)                                         -                9                -        9
 UNREALIZED GAIN ON DERIVATIVES, NET OF TAX(2)                       -                -               14       14
 FOREIGN CURRENCY TRANSLATION ADJUSTMENT                           (43)               -                -      (43)
                                                          -------------    -------------   --------------    -----
 BALANCE AT SEPTEMBER 30, 2003                                     (29)             (87)               1     (115)
                                                          =============    =============   ==============    =====

(5) Other expenses included an allowance for funds used during construction of $1 million for the nine months ended September 30, 2003 (September 30, 2002
     - $4 million).

(6) In accordance with U.S. GAAP, the condensed Statement of Consolidated Income and Balance Sheet are prepared using the equity method of accounting for joint ventures. Excluding the impact of other U.S. GAAP adjustments, the use of the proportionate consolidation method of accounting for joint ventures, as required under Canadian GAAP, results in the same net income and Shareholders' Equity.

(7) Effective January 1, 2003, the Company adopted the provisions of Financial Interpretation (FIN) 45 that require the recognition of a liability for the fair value of certain guarantees that require payments contingent on specified types of future events. The measurement standards of FIN 45 are applicable to guarantees entered into after January 1, 2003. For U.S. GAAP, the Company has recorded the fair value of the guarantees ($4 million) arising on the acquisition of the interest in Bruce Power L.P. as a liability and an increase in the cost of the investment.

(8) Effective January 1, 2003, the Company adopted the provisions of SFAS No. 143 "Accounting for Asset Retirement Obligations", which addresses financial accounting and reporting for obligations associated with asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value is added to the carrying amount of the associated asset. The liability is accreted at the end of each period through charges to operating expenses.

     The property, plant and equipment of the regulated natural gas transmission operations consist primarily of underground pipelines and above ground compression equipment and other facilities. No amount has been recorded for asset retirement obligations relating to these assets as it is not possible to make a reasonable estimate of the fair value of the liability due to the indeterminate timing and scope of the asset retirements. Management believes that all retirement costs associated with the regulated pipelines will be recovered through tolls in future periods.

     The property, plant and equipment in the power business consists primarily of power plants in Canada and the United States. The estimated fair value of the liability for the power plants and associated assets as at January 1, 2003 was $6 million. The asset retirement cost, net of accumulated depreciation that would have been recorded if the cost had been recorded in the period in which it arose, is recorded as an additional cost of the assets as at January 1, 2003. There were no material changes in the estimated fair value of the liability during the nine months ended September 30, 2003. The Company has no legal liability for asset retirement obligations with respect to its investment in Bruce Power L.P. and the Sundance A and B power purchase arrangements.

(9) Under U.S. GAAP, the Company is required to record a deferred income tax liability for its cost-of-service regulated businesses. As these deferred income taxes are recoverable through future revenues, a corresponding regulatory asset is recorded for U.S. GAAP purposes.

(10) Current liabilities at September 30, 2003 include dividends payable of $6 million (December 31, 2002 - $125 million) and current taxes payable of $181 million (December 31, 2002 - $150 million).

(11) Under U.S. GAAP, the preferred securities are classified as a liability. The fair value of the preferred securities at September 30, 2003 was $626 million (December 31, 2002 - $743 million). The Company made preferred securities charges payments of $42 million for the nine months ended September 30, 2003 (September 30, 2002 - $43 million).

(12) Under U.S. GAAP, a net loss recognized pursuant to SFAS No. 87 "Employers' Accounting for Pensions" as an additional pension liability not yet recognized as net period pension cost, must be recorded as a component of comprehensive income.

SUMMARIZED FINANCIAL INFORMATION OF LONG-TERM INVESTMENTS(13)

NINE MONTHS ENDED SEPTEMBER 30 (MILLIONS OF DOLLARS)                                           2003              2002
--------------------------------------------------------------------------------       ------------     -------------
INCOME
Revenues                                                                                        806               588
Other costs and expenses                                                                       (371)             (196)
Depreciation                                                                                   (113)             (106)
Financial charges and other                                                                     (34)              (84)
                                                                                       ------------     -------------
Proportionate share of income before income taxes of long-term investments                      288               202
                                                                                       ============     =============

                                                                                       SEPTEMBER 30,      December 31,
(MILLIONS OF DOLLARS)                                                                       2003             2002
--------------------------------------------------------------------------------       ------------     -------------
BALANCE SHEET
Current assets                                                                                 407               246
Plant, property and equipment                                                                3,189             3,197
Other assets (net)                                                                               -               112
Current liabilities                                                                           (181)             (216)
Deferred amounts (net)                                                                        (282)                -
Non-recourse debt                                                                           (1,281)           (1,646)
Deferred income taxes                                                                          (14)              (64)
                                                                                       ------------     -------------
Proportionate share of net assets of long-term investments                                   1,838             1,629
                                                                                       ============     =============

(13) This includes those investments that are accounted for by the equity method under U.S. GAAP (including those that are accounted for by the proportionate consolidation method under Canadian GAAP).